Exhibit (h)(46)

EXPENSE LIMITATION AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is between MML Investment Advisers, LLC, a Delaware limited liability company (the “Manager”), and MassMutual Premier Funds, a Massachusetts business trust (the “Trust”), effective as of the 1st day of February, 2024.

WHEREAS, the Trust is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended;

WHEREAS, MassMutual International Equity Fund, MassMutual U.S. Government Money Market Fund, MassMutual Short-Duration Bond Fund, MassMutual Core Bond Fund, MassMutual High Yield Fund, MassMutual Small Cap Opportunities Fund, and MassMutual Strategic Emerging Markets Fund (each a “Fund” and together, the “Funds”) are each a series of the Trust;

WHEREAS, the Manager is an investment adviser registered with the SEC as such under the Investment Advisers Act of 1940, as amended; and

WHEREAS, the Trust has appointed the Manager as its investment manager for the Funds and the Manager has agreed to act in such capacity upon the terms set forth in the relevant Investment Management Agreements;

NOW THEREFORE, the Trust and the Manager hereby agree as follows and this agreement can only be terminated by mutual consent of the Board of Trustees of the Trust on behalf of a Fund and the Manager:

(i)	The Manager agrees to waive 0.05% of the advisory fees of the MassMutual International Equity Fund through January 31, 2025.

(ii)	The Manager agrees to cap the fees and expenses of each Fund (other than extraordinary legal and other expenses, Acquired Fund Fees and Expenses, interest expense, expenses related to borrowings, securities lending, leverage, taxes, and brokerage, short sale dividend and loan expense, or other non-recurring or unusual expenses such as organizational expenses and shareholder meeting expenses, as applicable) through January 31, 2025 to the extent that Total Annual Fund Operating Expenses after Expense Reimbursement would otherwise exceed the following amounts:

MassMutual U.S. Government Money Market Fund

Expense Cap
Class R5 shares	0.54%

MassMutual Short-Duration Bond Fund

Expense Cap
Class I shares	0.46%
Class R5 shares	0.56%
Service Class shares	0.66%
Administrative Class shares	0.76%
Class R4 shares	0.91%
Class A shares	0.96%
Class R3 shares	1.16%
Class Y shares	0.51%
Class L shares	0.76%
Class C shares	1.01%

MassMutual Core Bond Fund

Expense Cap
Class I shares	0.42%
Class R5 shares	0.52%
Service Class shares	0.62%
Administrative Class shares	0.72%
Class R4 shares	0.87%
Class A shares	0.92%
Class R3 shares	1.12%
Class Y shares	0.52%

MassMutual High Yield Fund

Expense Cap
Class I shares	0.54%
Class R5 shares	0.64%
Service Class shares	0.74%
Administrative Class shares	0.84%
Class R4 shares	0.99%
Class A shares	1.04%
Class R3 shares	1.24%
Class Y shares	0.59%
Class C shares	1.54%

MassMutual Small Cap Opportunities Fund

Expense Cap
Class I shares	0.65%
Class R5 shares	0.75%
Service Class shares	0.85%
Administrative Class shares	0.95%
Class R4 shares	1.10%
Class A shares	1.15%
Class R3 shares	1.35%
Class Y shares	0.75%

MassMutual Strategic Emerging Markets Fund

Expense Cap
Class I shares	1.15%
Class R5 shares	1.25%
Service Class shares	1.35%
Administrative Class shares	1.45%
Class R4 shares	1.60%
Class A shares	1.65%
Class R3 shares	1.85%
Class Y shares	1.25%

IN WITNESS WHEREOF, the Trust and the Manager have caused this Agreement to be executed on the 31st day of January, 2024.

MML INVESTMENT ADVISERS, LLC

By:	/s/ Douglas Steele
Douglas Steele, Vice President

MASSMUTUAL PREMIER FUNDS on behalf of each of the Funds

By:	/s/ Renee Hitchcock
Renee Hitchcock, CFO and Treasurer